                                                                    EXHIBIT 99.4


                      COASTAL RESORTS MANAGEMENT, INC. AND
                          COASTAL RESORTS REALTY L.L.C.

                      FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1997 AND MAY 26, 1998
                      TOGETHER WITH REPORT OF INDEPENDENT
                        PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Coastal Resorts Management, Inc. and the Members of Coastal Resorts Realty L.L.C.:

We have audited the accompanying combined balance sheets of Coastal Resorts Management, Inc. (a Delaware corporation) and Coastal Resorts Realty L.L.C. (a Delaware limited liability company) (collectively, the "Company") as of December 31, 1997 and May 26, 1998, and the related combined statements of operations, changes in stockholders' and members' equity and cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Coastal Resorts Management, Inc., and Coastal Resorts Realty L.L.C. as of December 31, 1997 and May 26, 1998, and the results of their combined operations and cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP




Houston, Texas
July 15, 1998

                      COASTAL RESORTS MANAGEMENT, INC. AND

                          COASTAL RESORTS REALTY L.L.C.

                             COMBINED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                            December 31,        May 26,
                                                                                                1997             1998
                                                                                          --------------      ----------
                                        ASSETS
                                        ------
CURRENT ASSETS:
    Cash and cash equivalents                                                                 $   203         $   711
    Cash held in escrow                                                                           442             638
    Accounts receivable                                                                           117             535
    Receivables from related parties                                                            1,130              40
                                                                                              -------         -------
              Total current assets                                                              1,892           1,924

PROPERTY AND EQUIPMENT, net                                                                       278             317

GOODWILL AND OTHER INTANGIBLE ASSETS, net                                                         718             699
                                                                                              -------         -------
              Total assets                                                                     $2,888          $2,940
                                                                                              -------         -------
                                                                                              -------         -------
                LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
                -------------------------------------------------

CURRENT LIABILITIES:
    Customer deposits and deferred revenue                                                      $ 212          $1,000
    Payable to property owners                                                                    258             330
    Accounts payable and accrued liabilities                                                      395               6
    Accounts payable and accrued liabilities-related parties                                       47             474
    Accrued shareholder distribution                                                               -              113
                                                                                              -------         -------
              Total current liabilities                                                           912           1,923
                                                                                              -------         -------
NOTE PAYABLE TO RELATED PARTY                                                                     715             -

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' AND MEMBERS' EQUITY:
    Common stock, $0.01 par; 100,000 shares authorized;
       25,000 issued and outstanding                                                               -               -
    Capital in excess of par value                                                                 25              25
    Members' equity                                                                               100             100
    Retained earnings                                                                           1,136             892
                                                                                              -------         -------
              Total stockholders' and members' equity                                           1,261           1,017
                                                                                              -------         -------
              Total liabilities and stockholders' and members' equity                          $2,888          $2,940
                                                                                              -------         -------
                                                                                              -------         -------

              The accompanying notes are an integral part of these
                              financial statements.

                      COASTAL RESORTS MANAGEMENT, INC. AND

                          COASTAL RESORTS REALTY L.L.C.

                        COMBINED STATEMENTS OF OPERATIONS
                        (In thousands, except share data)

                                                                                                            January 1,
                                                                                                              1998
                                                                                        Year Ended            through
                                                                                       December 31,           May 26,
                                                                                          1997                 1998
                                                                                      -------------        -----------
REVENUES:
    Property rental fees                                                                 $1,415             $   380
    Real estate commissions, net including related party
       commissions of $1,244 and $375, respectively                                       1,268                 763
    Water plant                                                                             462                 -
    Service fees                                                                            470                 106
                                                                                         ------              ------
              Total revenues                                                              3,615               1,249

OPERATING EXPENSES                                                                        1,788                 742

GENERAL AND ADMINISTRATIVE
    EXPENSES                                                                                644                 278
                                                                                         ------              ------
              Income from operations                                                      1,183                 229

INTEREST INCOME (EXPENSE)                                                                   (47)                  8
                                                                                         ------              ------
NET INCOME                                                                               $1,136              $  237
                                                                                         ------              ------
                                                                                         ------              ------


              The accompanying notes are an integral part of these
                              financial statements.

                      COASTAL RESORTS MANAGEMENT, INC. AND

                          COASTAL RESORTS REALTY L.L.C.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' AND MEMBERS' EQUITY
                        (In thousands, except share data)

                                                Common Stock         Additional
                                         -----------------------       Paid-in         Members'       Retained
                                           Shares        Amount        Capital          Equity        Earnings        Total
                                           ------        ------        -------          ------        --------        -----
BALANCE, December 31,1996                  25,000        $  -          $25               $100          $   -       $   125
    Net Income                               -              -           -                 -              1,136       1,136
                                           ------        ------         ---               ----           -----       -----
BALANCE, December 31, 1997                 25,000           -           25                100            1,136       1,261
    Net income                               -              -           -                 -                237         237
    Contributions                            -              -           -                 -                762         762
    Distributions                            -              -           -                 -             (1,243)     (1,243)
                                           ------        ------         ---               ---            -----       -----
BALANCE, May 26, 1998                      25,000        $  -          $25               $100          $   892     $ 1,017
                                           ------        ------         ---               ---            -----       -----
                                           ------        ------         ---               ---            -----       -----



   The accompanying notes are an integral part of these financial statements.

                      COASTAL RESORTS MANAGEMENT, INC. AND

                         COASTAL RESORTS REALTY L.L.C.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                 January 1
                                                             Year Ended           Through
                                                            December 31,          May 26,
                                                                1997               1998
                                                            ------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                $ 1,136             $   237
    Adjustments to reconcile net income to
      net cash provided by operating activities-
        Depreciation and amortization                              85                  38
        Gain on sale of assets                                     (8)                -
    Changes in operating assets and liabilities-
       Escrow accounts                                           (244)               (196)
       Accounts receivable                                         26                (418)
       Customer deposits and deferred revenue                      49                 788
       Payable to property owners                                  95                  72
       Accounts payable and accrued liabilities                   199                (389)
                                                               ------              ------
              Net cash provided by operating activities         1,338                 132
                                                               ------              ------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                           (261)                (58)
    Proceeds from sale of assets                                  115                 -
                                                               ------              ------
              Net cash used in investing activities              (146)                (58)
                                                               ------              ------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Receivables from related parties                           (1,082)              1,090
    Accounts payable and accrued liabilities-related parties       47                 427
    Proceeds from note payable to related party                   200                 -
    Payments on note payable to related party                    (160)               (715)
    Capital contributions (distributions), net                    -                  (368)
                                                               ------              ------
    Net cash provided by (used in) financing activities          (995)                434
                                                               ------              ------
NET INCREASE IN CASH AND CASH EQUIVALENTS                         197                 508

CASH AND CASH EQUIVALENTS, beginning of period                      6                 203
                                                               ------              ------
CASH AND CASH EQUIVALENTS, end of period                      $   203             $   711
                                                               ------              ------
                                                               ------              ------
SUPPLEMENTAL DISCLOSURE OF NON-CASH
    FINANCING INFORMATION:
       Accrued distribution to stockholders                   $   -               $   113
                                                               ------              ------
                                                               ------              ------

   The accompanying notes are an integral part of these financial statements.

                      COASTAL RESORTS MANAGEMENT, INC. AND

                         COASTAL RESORTS REALTY L.L.C.


                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.     BUSINESS AND ORGANIZATION:

Coastal Resorts Management, Inc. ("CRM"), incorporated on September 26, 1996, and Coastal Resorts Realty L.L.C. ("CRR"), formed on August 28, 1996, (collectively the "Companies" or the "Company") are a Delaware corporation and a Delaware limited liability company, respectively. CRM provides property management services to homeowner associations as well as other related service companies. CRR provides property rental services to owners of vacation properties and acts as an agent for sales of new and used vacation properties. The Company manages approximately 550 rental units in Bethany Beach, Delaware. The Company provides its management services to property owners pursuant to management contracts, which range in length from one to five years. The majority of such contracts allow property owners to terminate the contract only for cause. The Company's operations are seasonal, with peaks during the second and third quarters of the year.

On May 26, 1998, ResortQuest International, Inc. ("ResortQuest") consummated its initial public offering and acquired all of the outstanding stock of the Companies in exchange for shares of ResortQuest common stock (the
"Combination"). In addition, the stockholders and members retained goodwill and other intangible assets that were excluded from the Combinations and the purchase price for the Company was adjusted for certain working capital adjustments of approximately $113,000.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Basis of Combination and Financial Statement Presentation

The accompanying financial statements of CRM and CRR have been prepared on a combined basis as the Companies are under common control and will be the subject of a consolidation with and into ResortQuest.

       Revenue Recognition

The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires a deposit equal to 33% of the rental fee 10 days after the reservation is booked. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying combined financial statements. The Company records revenue for cancellations as they occur.

Service fees are recorded for a variety of services and are recognized as the service is provided, including processing and inspection fees.

Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense. The Company recognized commission revenues of approximately $2,176,000 and $1,275,000 for the year ended December 31, 1997 and the period from January 1, 1998 through May 26, 1998, respectively, and commission expense of approximately $908,000 and $512,000 for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, respectively.

       Operating Expenses

Operating expenses include rental agent commissions, salaries, marketing and advertising expense, and other costs associated with sales, rental and management.

       Cash and Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers all cash held and investments held with maturities of less than three months as cash and cash equivalents.

       Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

       Intangible Assets

On December 30, 1996, CRR entered into an agreement to purchase the assets and assume certain liabilities of Interstate Realty Co., Inc. (a related party) for the purchase price of $759,000. CRR borrowed 600,000 from a related party entity to finance the purchase. The fair value of the net assets purchased totaled $2,000, resulting in the recognition of goodwill of $642,000 and a trademark of $115,000. The trademark was sold in 1997 (see Note 6).

On December 30, 1996, CRM entered into an agreement to purchase the common stock of SCM (a related party) for the purchase price of $132,000. CRM borrowed $75,000 from a related party entity to finance the purchase. The fair value of the net assets purchased totaled $30,000, resulting in the recognition of intangible assets, totaling $102,000.

The goodwill is being amortized over a period of 40 years.

The intangible assets are being amortized over a period of 10-15 years.

       Income Taxes

CRM has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state tax purposes. Under S Corporation status, the stockholders report their share of CRM's taxable earnings or losses in their personal tax returns. CRR is a limited liability company and is taxed as a partnership. Accordingly, the Company is not subject to taxation for federal or state purposes. The members report their share of CRR's taxable earnings or losses in their personal tax returns.

       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Concentration of Risk

The Companies' operations are exclusively in the Bethany Beach, Delaware area and are subject to significant changes due to weather conditions.

For the year ended December 31, 1997 and the period from January 1, 1998 to May 26, 1998, approximately 26 percent, respectively, of gross revenues were attributable to commissions on new homes sales which were built by Sea Colony Development Corporation, Inc., a related party.

3.     DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Property and equipment consisted of the following (in thousands):

                                                           Estimated
                                                            Useful
                                                             Lives        December 31,       May 26,
                                                            In Years        1997             1998
                                                            --------      ------------    ----------
         Computer equipment                                   5            $ 88             $100
         Furniture and fixtures                               7             241              288
                                                                          -----            -----
         Total                                                              329              388
                                                                          -----            -----
         Less -- Accumulated depreciation                                   (51)             (71)
                                                                          -----            -----
         Property and equipment, net                                       $278             $317
                                                                          -----            -----
                                                                          -----            -----

4.     COMMITMENTS AND CONTINGENCIES:

       Litigation

The Companies are involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Companies' combined financial position or results of operations.

       Insurance

Through policies secured by a related party, the Companies are covered by a broad range of insurance policies, including general and business auto liability, commercial property, workers' compensation and a general umbrella. The cost of these policies has not been allocated to the Companies in the accompanying financial statements. The Companies expect to incur insurance expense in future years.

       Benefit Plans

A related party's 401(k) retirement plan (the "Plan") is available to substantially all of the Company's employees. The Plan is 100% employee funded and the Companies have no current or future obligations related to the Plan. The Companies currently pay a fee for the related administration costs.

       Future Minimum Lease Payments

The Company rents office space and equipment under operating leases. Rental expense related to these leases was approximately $111,000 for the year ended December 31, 1997 and $41,000 for the period from January 1, 1998 through May 26, 1998. Rental expense related to leases with related parties was approximately $77,000 and $50,000 for the year ended December 31, 1997 and the period from January 1, 1998 through May 26, 1998.

Minimum future lease payments under these noncancelable operating leases are as follows (in thousands):

                Year                                                 Amount
           -----------------                                         -------
           Remainder of 1998                                         $  70
           1999                                                        125
           2000                                                        129
           2001                                                         76
           2002                                                         38
                                                                      ----
           Total                                                      $438
                                                                      ----
                                                                      ----

5.     RELATED PARTIES:

       Related Party Agreements

Effective June 1, 1996, an agreement with CMF Fitness, Inc., a related party appointed the Company as the manager of, and exclusive agent for, the Sea Colony Fitness Center located in Bethany Beach, Delaware. The agreement is effective from June 1, 1996 until December 31 of the calendar year in which the last new home in the Sea Colony community is sold, but in no event later than December 31, 2005. CMF Fitness, Inc. paid the Company approximately $70,000 and $29,000 for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, respectively, under this agreement.

CRM receives a management fee of approximately $6,000 per month for its services. CRM earned approximately $70,000 and $29,000 for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, respectively, in relation to this management agreement.

Effective January 1, 1997, CRM entered into an agreement with Sea Colony Water Company, L.L.C., ("SCWC"), a related party. The agreement appointed CRM as the manager of and exclusive agent for the Sea Colony Water Plant located in Bethany Beach, Delaware. The agreement is effective from January 1, 1997 until December 31, 2001 or the sale of the property. CRM is entitled to retain all revenue collected by the water plant, less the following: (1) an annual payment to SCWC of $100,000, (2) an annual payment to SCWC equal to 12.5% of the cumulative value of capital improvements made to the water plant after January 1, 1997, and
(3) all costs and expenses associated with the operation of the property except capital improvements and expenditures, costs of compliance with laws and regulations, and costs of insurance. CRM earned approximately $463,000 and $206,000 in revenue from the operation of the water plant for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, respectively. Operating expenses plus the additional costs described above incurred by CRM related to the water plant were approximately $319,000 and $137,000 for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998.

Effective January 1, 1997, CRR entered into an agreement with Sea Colony Development Corporation, Inc. ("SCDC"), a related party. The agreement requires CRR to develop a marketing plan to promote new homes in the Sea Colony community. The agreement also appointed CRR as the sole and exclusive agent for sale of new homes at Sea Colony from January 1, 1997 until December 31, 1999. The agreement states that CRR shall receive a commission of 6.5% of the full purchase price on all new homes sold at Sea Colony. CRR earned approximately $1,244,000 and $715,000 for the year ended December 31, 1997 and for the period from January 1, 1998 through May 26, 1998, respectively, in new home sales commissions under this agreement. At December 31, 1997, in connection with this agreement the Company has a net receivable of approximately $674,000 from SCDC consisting of a receivable of approximately $1,244,000 for commissions on new home sales in 1997 and a related payable of approximately $570,000 for commissions, marketing and advertising expenses paid by SCDC on behalf of CRR. At May 26, 1998, in connection with this agreement the Company has a net receivable of approximately $448,000 from SCDC consisting of a receivable of approximately $404,000 for commissions on new home sales during the period from January 1, 1998 through May 26, 1988 and a related payable of approximately $44,000 for commissions, marketing and advertising expenses paid by SCDC on behalf of CRR.

Effective January 1, 1997, the Companies entered into an agreement with CMF Paymaster, Inc., a related party, to receive administrative services relating to payroll and other employee matters. The agreement is effective from January 1, 1997 through December 31, 1999, and requires the Companies to pay $2.00 per pay period per employee of the Companies.

The trademark purchased on December 30, 1996 for $115,000 was sold to SCDC pursuant to an agreement effective December 31, 1997. As of December 31, 1997, the Company has recorded a receivable from SCDC for $115,000 related to this sale. A gain of $4,000 was recognized on the sale and is included in other revenues.

       Note Payable to Related Party

In connection with the purchase of two subsidiaries of the Companies, the Companies borrowed $675,000 from a related party. The loan has an effective interest rate of 7.25% and is due December 31, 2001. During 1997 the Companies received additional advances of $200,000 and made principal payments of $160,000. Accrued interest payable at December 31, 1997, was $46,888. The assets of the Company have been pledged as collateral for the note.

       Related Party Leases

The Company leases office space under three separate leases with a related party. In aggregate, the Company paid approximately $77,000 and $50,000 for the year ended December 31, 1997 and the period from January 1, 1998 through May 26, 1998, respectively.

       Capital Contribution

On January 13, 1998, the owners of the Companies made a capital contribution of approximately $762,000. On the same day, this amount was used to repay the Companies' related party debt of $715,000 and the related accrued interest.